EXHIBIT 10.17

EMPLOYMENT AGREEMENT
AGREEMENT effective September 22, 2012 (“Effective Date”)

between

T-Mobile USA, Inc., (the “Company”)

and

John Legere (the “Executive”).

W I T N E S S E T H:
WHEREAS, the parties wish to enter into this Agreement setting forth the terms and conditions of the Executive's employment with the Company;
NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Duties.
The Company shall employ the Executive, and the Executive shall serve in the full-time employ of the Company, on the terms and subject to the conditions set forth in this Agreement. The Executive shall serve as the Chief Executive Officer (“CEO”) of the Company, reporting to the Chairman of the Board of Directors for the Company (the “Board”) and shall at all times during the Term be the most senior executive officer of the Company. The Executive shall have such duties and authority commensurate with the position of CEO of the Company and shall perform such other duties commensurate with such position as the Chairman of the Board may from time-to-time assign. During the Term Deutsche Telekom AG (“DT”) shall cause the Executive to be appointed to the Board (and if and when the Company issues publicly traded common stock or other equity securities, the Company shall use its best efforts to cause the Executive to be nominated for election to the Board). The Executive shall devote his best efforts and all of his business time and attention to promote the benefit and advantage of the Company; provided, however, that the foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities which have been previously approved by the Company's compliance function consistent with Company policy or from devoting a reasonable amount of time to private investments not inconsistent with the Restrictive Covenant and Confidentiality Agreement referenced in paragraph 6 below, and provided further, that the Executive may continue board service on the entities listed on Exhibit A to this Agreement, in all such cases so long as such service does not materially interfere with the Executive's full time services to the Company. The Executive's position shall be based at the Company's headquarters in Bellevue, Washington.

2.	Term.
The term of the Executive's employment with the Company under this Agreement shall commence on the Effective Date and continue to the third anniversary of the Effective Date (the “Original Term”) and renew and be automatically extended for successive one-year terms (each, a “Renewal Term”) unless notice of non-renewal is given by either party to the other party at least ninety (90) days prior to the end of the Original Term or any Renewal Term. The Original Term and any Renewal Terms are collectively referred to herein as the “Term.” The “Termination Date” of the Executive's employment under this Agreement shall be the earliest to occur of:

(a)	the end of the Term,

(b)	the termination date provided in the written notice delivered by the Executive or the Company, as the case may be, pursuant to the provisions of paragraph 4,

(c)	the date of the Executive's death or disability pursuant to the provisions of paragraph 4, or

(d)	the date determined by mutual agreement.

3.	Compensation and Benefits.
During the Term, the Executive shall be compensated by the Company as follows:

(a)
Base Salary. The Executive shall be paid a base salary at an annual rate of $1,250,000, which salary shall be earned and payable at such intervals in conformity with the Company's prevailing practice as such practice shall be established or modified from time to time. The compensation committee of the Board (the “Committee”) shall periodically review the amount of the Executive's salary and may increase, but not decrease, such salary in its discretion.

(b)
Annual Performance Bonus. For each fiscal year of the Company during the Term, the Executive shall have the opportunity to earn an annual lump sum cash performance bonus targeted at $1,500,000, with a maximum award equal to 200% of the target, to be determined annually by the Committee based on performance goals established by the Committee in accordance with standard Company practices after consultation with the Executive. Such performance goals shall be established by the Committee generally by no later than March 31 of the applicable performance year. Payment of any performance bonus earned for a year shall be subject to the terms and conditions of the applicable bonus plan and made after the Committee determines performance results and at the same time as annual performance bonuses are paid to other senior managers of the Company, generally as soon as practicable following completion of the applicable performance year (but not later than March 15 of the year following the applicable performance year). Notwithstanding the foregoing, for 2012, the annual performance bonus shall be a guaranteed cash payment amount equal to $415,068, shall not be subject to specific performance goals, and shall be payable on or before March 15, 2013. Except as otherwise expressly provided by paragraph 5 below, the Executive must remain continuously employed with the Company through the applicable bonus payment date in order to earn the right to payment of the bonus, and any termination of employment before such bonus payment date shall result in cancellation of any right or entitlement to any such bonus. To the extent that the annual performance bonus plan otherwise provides for payment of amounts upon the occurrence of a Change in Control Event in advance of the normal payment date and without regard to a termination of employment (“Single Trigger Payment Provisions”) then, unless an applicable performance period has ended prior to the date of the Change in Control Event (in which case the annual performance bonus earned for that period shall be paid to the Executive upon the earlier of the date of the Change in Control Event or the date the bonus would have been paid had no such Change in Control occurred), (i) the Single Trigger Payment Provisions shall be disregarded with respect to the Executive, (ii) any outstanding annual performance bonus awards shall remain outstanding, (iii) the Company (or its successor) shall make equitable adjustments to the applicable performance goals for such awards, and (iv) the applicable awards shall be paid on the dates they would have been paid as provided above had no such Change in Control Event occurred, unless the Executive's termination of employment has occurred prior to such date, in which case the amount of the annual performance bonuses shall be determined and paid in accordance paragraph 5 below.

(c)
Long-Term Incentive Awards. The Executive shall be a participant in the Company's 2011 Long-Term Incentive Plan as in effect from time to time, or any successor plan thereto (the “LTIP”). Each year during the Term, the Executive shall receive an award under the LTIP for the three-year performance period beginning in such year. The target amount of each such award shall be a lump sum cash payment of $6,000,000, with a maximum cash award equal to 250% of the target. The award shall become earned based on achievement of performance goals established by the Committee in accordance with standard Company practices after consultation with the Executive and, except as otherwise provided herein, subject to the terms and conditions of the LTIP. Such performance goals shall be established by the Committee generally by no later than March 31 of the first year of the applicable performance period. Notwithstanding any provision of the LTIP to the contrary, except as otherwise expressly provided by paragraph 5 below, any “Tranche Vesting” portion of an LTIP award to the extent earned based on performance with respect to any performance year shall be deferred and shall be payable, without interest, as soon as administratively practicable following the end of the applicable three-year performance period (but not later than March 15 of the year following the end of the applicable three-year performance period). Notwithstanding any provision herein to the contrary, for 2012, the Executive has been approved for, and is hereby granted as of the Effective Date, a 2012-2014 LTIP cash award in the target amount of $5,000,000. The Company shall provide the Executive with a “Notice of LTIP Award” with respect to such 2012-2014 award as soon as administratively practicable after the Effective Date. Except as otherwise expressly provided by paragraph 5 below, the Executive must remain continuously employed with the Company through the applicable LTIP award payment date in order to earn the right to payment of the award, and any termination of employment before such award payment date shall result in cancellation of any right or entitlement to any such award. To the extent that the LTIP otherwise provides for payment of amounts upon the occurrence of a Change in Control Event in advance of the normal payment date and without regard to a termination of employment (“LTIP Single Trigger Payment Provisions”), then, except with respect to LTIP performance periods that have ended prior to the date of the Change in Control Event (in which case this sentence shall be inapplicable), (i) the LTIP Single Trigger Payment Provisions shall be disregarded with respect to the Executive, (ii) outstanding LTIP awards with unexpired performance periods as of the date of the Change in Control Event shall remain outstanding, (iii) the Company (or its successor) shall make equitable adjustments to the applicable performance goals for such awards, and (iv) the applicable awards shall be paid on the dates they would have been paid as provided above had no such Change in Control Event occurred, unless the Executive's termination of employment has occurred prior to such date, in which case the amount payable with respect to such LTIP awards shall be determined and paid in accordance paragraph 5 below.

(d)
Sign-On Bonus. The Executive shall receive a sign-on bonus in the form of a cash advance in the amount of $525,000 payable as soon as administratively practicable after the 21st day of the sixth calendar month after the Effective Date, provided the Executive's Termination Date has not occurred prior to such date. This amount is earned after 18 months of employment with the Company following the Effective Date, and is not earned and must be repaid in full if before that date the Executive terminates employment with the Company other than for Good Reason or if the Executive's employment is terminated by the Company for Cause (as such terms are defined in paragraph 4 below). No such repayment shall be required in case of the Executive's death or disability, termination by the Company without Cause or termination by the Executive for Good Reason.

(e)
Paid Time Off, and Other Benefits. During the term of this Agreement, the Executive shall be eligible for Paid Time Off (PTO) according to the terms the Company's policies. As of the Effective Date, such policies include an entitlement to four weeks of vacation per year. In addition, except as specifically provided to the contrary in this

Agreement, the Executive shall be provided with benefits to the same extent and on the same terms as those benefits are generally provided by the Company to its senior managers. In that regard, the Executive shall be entitled to relocation benefits for his relocation to the Company's headquarters in connection with his commencement of employment in accordance with the Company's standard relocation policy, as the same may be adjusted by agreement of the parties. Notwithstanding anything herein to the contrary, the Executive shall not participate in the Company's Executive Continuity Bonus Plan or any other severance plan or program, other than the right to receive severance benefits subject to, and in accordance with, the provisions of paragraph 5 below.

(f)
Business Expenses. The Executive shall be reimbursed, in a manner consistent with the policies of the Company, for all reasonable business expenses incurred in the performance of Executive's duties pursuant to this Agreement, to the extent such expenses are substantiated in writing, and are consistent with the general policies of the Company relating to the reimbursement of expenses of executive-level employees of the Company. Business travel shall follow standard policies for DT Business Leader Team (generally, business class), provided that if business class is not available for a domestic flight, first class is permitted in lieu of coach.

(g)
Deduction and Withholding. All compensation and other benefits to or on behalf of the Executive pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Executive or required by applicable law, rule or regulation or Company policy.

(h)
No Requirement for Continuation or Establishment of Benefits. Without intending to limit the Company's obligations made under this Agreement, nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

4.	Termination.

(a)
Termination by Company for Cause. The Company may terminate the Executive's employment for “Cause” (as defined below in this paragraph 4(a)) immediately upon written notice to the Executive. Such notice shall specify in reasonable detail the nature of the Cause and the Termination Date. For purposes of this Agreement and all Company plans, arrangements or programs in which the Executive is or becomes a participant, “Cause” shall mean:

(i)	The Executive's gross neglect or willful material breach of the Executive's principal employment responsibilities or duties,

(ii)
A final judicial adjudication that the Executive is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse affect on the Company, DT or their respective Affiliates),

(iii)	The Executive's breach of any non-competition, non-solicitation or confidentiality covenant between the Executive and the Company or any Affiliate of the Company,

(iv)	Fraudulent conduct as determined by a court of competent jurisdiction in the course of the Executive's employment with the Company or any of its Affiliates,

(v)
The Executive's unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission, in each case that in the view of the Board constitutes a material breach of the Company's written policies or Code of Conduct, or

(vi)
The material breach by the Executive of any other obligation which continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its Affiliates. Notwithstanding the foregoing, no cure period shall be required if the breach is a recurrence of conduct that was the subject of a prior notice under this paragraph 4(a)(vi) for which a 30-day cure period was given.

The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given the opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the alleged conduct triggering termination for Cause.

(b)
Termination by Company Other Than For Cause. The Company shall have the right to terminate the Executive's employment for any reason or no reason by giving the Executive written notice at least ninety (90) days in advance of the applicable Termination Date, unless the Company and the Executive mutually agree to an earlier or later Termination Date.

(c)
Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason (as defined in paragraph 4(d) below), upon written notice to the Company at least ninety (90) days in advance of the applicable Termination Date, unless the Company and the Executive mutually agree to an earlier or later Termination Date.

(d)
Termination by Executive With Good Reason. The Executive may terminate his employment with Good Reason, effective as of such date specified in the Executive's written notice to the Company described below but not earlier than the expiration of the applicable cure period, unless the Company and the Executive mutually agree to an earlier Termination Date. For purposes of this Agreement and all Company plans, arrangements or programs in which the Executive is or becomes a participant, “Good Reason” shall mean the occurrence of any of the following without the Executive's express written consent, provided that the Executive notifies the Company of the occurrence of the applicable event in writing within not more than ninety (90) days after initial existence and which the Company does not cure within thirty (30) days of such notice:

(i)
a material diminution in the Executive's base compensation, annual performance bonus target, or long-term incentive target or in the maximum potential amount payable with respect to any annual bonus or long-term incentive bonus award provided for under this Agreement;

(ii)
a material diminution in the Executive's authority, duties or responsibilities, including, without limitation, any change in title or the appointment of any person as a result of which the Executive ceases to be the Company's sole CEO, provided that it will not be Good Reason if, in connection with a Change in Control Event, Executive reports to the Board rather than the Chairman of the Board;

(iii)
a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report (including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Chairman of the Board);

(iv)	a change of fifty (50) miles or greater in the principal geographic location at which the Executive must perform services; or

(v)
any other action or inaction that constitutes a material breach by the Company or the successor company, as applicable, of any agreement under which the Executive provides services to the Company or the successor company, as applicable.

(e)
Termination due to Death or Disability. The Executive's employment pursuant to this Agreement shall terminate automatically on the date of the Executive's death or disability. The Termination Date shall be, as applicable, the date of the Executive's death or the date of the Executive's disability as determined by the method provided below. For purposes of this Agreement, the Executive shall be deemed to be disabled on the earlier of: (1) the date on which it is medically determined by the Company (following review by its third party medical and other advisors as determined appropriate by the Company in its discretion) that the Executive is not capable of performing the services contemplated by this Agreement and is not expected to be able to perform such services for an indefinite period or for a period in excess of one hundred twenty (120) days; or (2) if the Executive fails because of illness or other incapacity, to render the services contemplated by this Agreement for a period of one hundred twenty (120) consecutive days or any series of shorter periods aggregating to one hundred fifty (150) days in any consecutive period of twelve (12) months, unless in either case under clauses (1) or (2) above, with reasonable accommodation the Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue burden on the Company as determined by the Board.

5.	Effect of Termination.

(a)
Termination by Company for Cause; Termination by Executive Without Good Reason. If the Executive's employment with the Company is terminated (x) by the Company for Cause pursuant to paragraph 4(a) above, (y) by the Executive without Good Reason pursuant to paragraph 4(c) above or (z) as a result of non-renewal of the Agreement by notice given by the Executive under paragraph 2 above, then the Executive shall be entitled to receive:

(i)	An amount equal to his base salary at the rate then in effect, through the Termination Date; plus

(ii)	PTO as accrued through the Termination Date; plus

(iii)
Any earned, vested but unpaid Tranche Vesting portion of an LTIP award for any prior calendar year, payable in a single lump sum as soon as practicable (but not more than sixty (60) days) after the Termination Date; plus

(iv)
Any vested benefits or entitlements under any employee benefit plans of the Company in which the Executive participates (e.g., vested 401(k) plan balances, rights to COBRA continuation coverage under group medical plans, etc.), subject to the terms and conditions of such plans.

The compensation and benefits set forth in clauses (i) through (iv) above are referred to herein as the “Accrued Benefits.”

(b)
Termination by Company Other Than For Cause; Termination by Executive With Good Reason - Not In Connection With a Change in Control Event. If the Executive's employment with the Company is terminated (x) by the Company other than for Cause pursuant to paragraph 4(b) above, (y) by the Executive with Good Reason pursuant to paragraph 4(d) above or (z) as a result of non-renewal of the Agreement by notice given by the Company under paragraph 2 above, and in any such case termination of employment is not in connection with a Change in Control Event as set forth in paragraph 5(c) below, then the Executive shall be entitled to receive:

(i)	The Accrued Benefits; plus

(ii)
A severance payment in an amount equal to two times the sum of (A) the Executive's annual rate of salary in effect immediately prior to the Termination Date and (B) the Executive's target annual performance bonus under paragraph 3(b) above for the year in which the Termination Date occurs; plus

(iii)
Any annual performance bonus under paragraph 3(b) above for the last fiscal year of the Company preceding the Termination Date that is unpaid as of the Termination Date, irrespective of whether the Executive is employed on the normal payment date; plus

(iv)
A pro rata annual performance bonus under paragraph 3(b) above for the fiscal year of the Company in which the Termination Date occurs, at target and based on the number of days in the fiscal year through the Termination Date divided by 365; plus

(v)
The amount of any Tranche Vesting or Cliff Vesting portion of an LTIP award that was earned based on performance for the last completed year or last completed performance period, as applicable, preceding the Termination Date that is unpaid as of the Termination Date, irrespective of whether the Executive is employed on the normal payment date; plus

(vi)
A pro rata portion of any Tranche Vesting portion of an LTIP award being earned based on performance for the year in which the Termination Date occurs, at target and based on the number of days in the year through the Termination Date divided by 365; plus

(vii)
A pro rata portion of any Cliff Vesting portion of an LTIP award being earned for a performance period in which the Termination Date occurs, at target and based on the number of days in the performance period through the Termination Date divided by 1,095.

The payments described in clauses (ii) through (vii) above are conditioned on the Executive, no later than sixty (60) days following the Termination Date executing a

Separation Agreement in substantially the form attached to this Agreement as Exhibit B (subject to any modifications necessary or appropriate to (I) indicate the specific amounts payable under each of clauses (i) thru (vii) above and (II) reflect changes in applicable law), and the seven day revocation period provided for in such Separation Agreement having expired without revocation ( the “Release Effective Date”). Such payments shall be made in a lump sum within ten (10) days after the Release Effective Date, provided the Executive is then in compliance with his ongoing obligations to the Company set forth in the Restrictive Covenant and Confidentiality Agreement referenced in paragraph 6 below.

(c)
Termination by Company Other Than For Cause; Termination by Executive With Good Reason - In Connection With a Change in Control Event. If during the “Protected Period” (as defined in paragraph 5(g) below) the Executive's employment with the Company is terminated (x) by the Company other than for Cause pursuant to paragraph 4(b) above, (y) by the Executive with Good Reason pursuant to paragraph 4(d) above or (z) as a result of non-renewal of the Agreement by notice given by the Company under paragraph 2 above, then the Executive shall be entitled to receive:

(i)	The Accrued Benefits; plus

(ii)
A severance payment in an amount equal to two times the sum of (A) the Executive's annual rate of salary in effect immediately prior to the Termination Date and (B) the Executive's target annual performance bonus under paragraph 3(b) above for the year in which the Termination Date occurs; plus

(iii)
Any annual performance bonus under paragraph 3(b) above for the last fiscal year of the Company preceding the Termination Date that is unpaid as of the Termination Date, irrespective of whether the Executive is employed on the normal payment date; plus

(iv)
A pro rata annual performance bonus under paragraph 3(b) above for the fiscal year of the Company in which the Termination Date occurs, at target and based on the number of days in the fiscal year through the Termination Date divided by 365; plus

(v)
The amount of any Tranche Vesting or Cliff Vesting portion of an LTIP award that was earned based on performance for the last completed year or last completed performance period, as applicable, preceding the Termination Date that is unpaid as of the Termination Date, irrespective of whether the Executive is employed on the normal payment date; plus

(vi)
A pro rata portion of any Tranche Vesting portion of an LTIP award being earned based on performance for the year in which the Termination Date occurs, at target and based on the number of days in the year through the Termination Date divided by 365; plus

(vii)
A pro rata portion of any Cliff Vesting portion of an LTIP award being earned for a performance period in which the Termination Date occurs, at target and based on the number of days in the performance period through the Termination Date divided by 1,095; plus

(viii)	The difference between (A) the full amount, at target, of any Tranche Vesting or Cliff Vesting portions of outstanding LTIP awards that have not yet become earned based on performance as of the Termination Date minus (B) the amounts payable under clauses (vi) and (vii) above.
The payments described in clauses (ii) through (viii) above are conditioned on the Executive, no later than sixty (60) days following the Termination Date executing a Separation Agreement in substantially the form attached to this Agreement as Exhibit B (subject to any modifications necessary or appropriate to (I) indicate the specific amounts payable under each of clauses (i) thru (viii) above and (II) reflect changes in applicable law), and the Release Effective Date having occurred. Such payments shall be made in a lump sum within ten (10) days after the Release Effective Date, provided the Executive is then in compliance with his ongoing obligations to the Company set forth in the Restrictive Covenant and Confidentiality Agreement referenced in paragraph 6 below; provided, however, that the amount set forth in clause (viii) above shall not be paid prior to the consummation of the Change in Control Event and shall be paid within ten days of the consummation of the Change in Control Event. If the Change in Control Event is not consummated, the amount set forth in clause (viii) above shall not be paid and shall be forfeited.

(d)
Death or Disability. If the Executive's employment with the Company is terminated due to the Executive's death or disability under paragraph 4(e) above, then the Executive (or, in case of death, the Executive's beneficiary under the applicable plan, or the Executive's estate if there is no such beneficiary) shall be entitled to receive:

(i)	The Accrued Benefits; plus

(ii)	Any annual performance bonus under paragraph 3(b) above for the last fiscal year of the Company preceding the Termination Date that is unpaid as of the Termination Date; plus

(iii)
A pro rata annual performance bonus under paragraph 3(b) above for the fiscal year of the Company in which the Termination Date occurs, at target and based on the number of days in the fiscal year through the Termination Date divided by 365; plus

(iv)
The amount of any Tranche Vesting or Cliff Vesting portion of an LTIP award that was earned based on performance for the last completed year or last completed performance period, as applicable, preceding the Termination Date that is unpaid as of the Termination Date; plus

(v)	The payment for certain outstanding LTIP awards in accordance with, and subject to, the provisions of Section 4.7 of the LTIP.
The payments described in clauses (ii) through (vi) above shall be made in a lump sum as soon as practicable (but not more than sixty (60) days) after the Termination Date.

(e)
Non-Duplication. Other than as described above in this paragraph 5, the Executive shall not be entitled to any payment, benefit, damages, award or compensation in connection with the Executive's termination of employment, by either the Company or the Executive, except as may be expressly provided in another written agreement, if any, approved by the Board and executed by the Executive and the Company. Neither the Executive nor the Company is obligated to enter into any such other written agreement. The Executive shall not be entitled to severance benefits under this

Agreement except as provided in paragraphs 5(a) through (d) above, and only to the extent provided in the applicable paragraph (i.e., severance benefits shall not be payable under more than one paragraph above).

(f)
No Mitigation; No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there will be no offset against amounts due to the Executive under this Agreement for any reason, including without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

(g)	Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)
“Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with a named organization, or any entity in which the named organization holds a controlling interest, whether through the ownership of voting securities, member interests, by contract or otherwise. For this purpose, “control” shall be deemed to exist when more than 50% of the voting power for the election of the directors (or similar governing body) of the entity or of the capital stock (or other equity interests) of the entity is owned, directly or indirectly, by another person, or other entity.

(ii)
“Change in Control Event” means the occurrence of any of the following transactions or events (whether voluntary or involuntary and whether as the result of one transaction or event or two or more related or unrelated transactions or events):

(A)
DT and its Affiliates cease to, in the aggregate, be the “beneficial owners” (as such term is used in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, whether or not applicable) and record owners of more than 50% of both the voting power for the election of directors (or similar governing body) of the Company and the outstanding capital stock (or other equity interests) of the Company;

(B)
the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company's assets to any individual or entity (other than DT or Affiliates of DT); or

(C)
the Company, directly or indirectly, consolidates with, or merges with or into, another entity (other than DT or an Affiliate of DT), or any entity (other than DT or an Affiliate of DT), directly or indirectly, consolidates with, or merges with or into, the Company, and pursuant to such transaction (or transactions) the voting power or outstanding capital stock of the Company is converted into or exchanged for cash, securities or other property (but excluding a transaction (or transactions) where DT or Affiliates of DT, in the aggregate, are the record and beneficial owners (as such term is defined in subsection (a) above) of more than 50% of both the voting power for the election of directors (or similar governing body) and the capital stock (or other equity interest) of the surviving or transferee entity).

Notwithstanding the foregoing, a Change in Control Event shall not have occurred if DT and its Affiliates otherwise have the power to direct the management and policies of the Company, whether through the ownership of capital stock or voting power, by contract or otherwise, except that this provision shall not apply as a result of customary rights granted in any indenture, credit agreement or other agreement for borrowed money unless and until there has been a default under the terms of that agreement and the trustee or lender exercises the rights granted therein.

(iii)
“Protected Period” means the period (A) beginning three months before the date a definitive agreement is entered into which in fact culminates in a Change in Control Event and (B) ending on the first anniversary of the Change in Control Event.

(h)	Payments in Cash. Unless otherwise specifically indicated, all payments under paragraph 5 of this Agreement will be made in cash.

6.	Restrictive Covenant and Confidentiality Agreement.
As a condition of Executive's employment with the Company, Executive must sign the Company's Restrictive Covenant and Confidentiality Agreement, in the form attached to this Agreement as Exhibit C and the terms of which are incorporated by reference herein. To the extent the Restrictive Covenant and Confidentiality Agreement suggests that (a) Executive's duties are other than as described in this Agreement, (b) Executive is not entitled to severance, or (c) there is no other agreement besides the Restrictive Covenant and Confidentiality Agreement, the provisions of this Agreement will control.

7.	Responsibilities Upon Termination.
Upon the termination of his employment by the Company for whatever reason and irrespective of whether or not such termination is voluntary on his part, the Executive agrees that all papers, notes, documents, files, records, computer data, programs, tools, models, keys, pass cards, identification cards, and other items, furnished by the Company or created by the Executive or others in the course of work done by or on the behalf of the Company, including all duplicates and copies of such materials, are the property of the Company. The Executive agrees to return all the Company property to the Company at the conclusion of employment or earlier at the Company's request. The Executive also agrees to return all property of the Company's clients and customers and all documents and records containing information obtained from clients and customers at the conclusion of employment or earlier at the Company's request.

8.	Tax Matters.

(a)
280G. In the event any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise to the Executive under this Agreement or otherwise constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable to the Executive shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this paragraph 8(a), including the manner and amount of any reduction in the Participant's payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company's independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code.. For purposes of making the calculations required by this paragraph 8(a), the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph 8(a). The Accounting Firm shall provide its written report to the Committee and the Executive which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph 8(a). The Exexcutive and the Company shall cooperate in case of a potential Change in Control Event to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into them.

(b)
409A. To the extent that any payment or benefit due to the Executive under this Agreement provides for the payment of non-qualified deferred compensation, the intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, no Termination Date shall be deemed to have occurred, and no payment otherwise due upon a termination of employment shall be due to the Executive under this Agreement, until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything to the contrary in this Agreement (whether under this Agreement or otherwise), to the extent that any payments to be made upon the Executive's separation from service would result in the imposition of any individual penalty tax imposed under Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) the Executive's death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.

9.	General.

(a)
Survival. The covenants of the Executive and the Company in this Agreement and in the agreements referenced herein, including but not limited to the covenants imposed upon the Executive in the Restrictive Covenant and Confidentiality Agreement, shall survive the Termination Date.

(b)
Notices. Unless and until some other address has been designated, all notices, consents, demands and other communications provided for by or relating to this Agreement shall be addressed as follows and shall be in writing and shall be deemed to have been given at the time the same is delivered in person or is mailed by registered or certified mail:

To the Company:
Dave Miller
Executive Vice President and Chief Legal Officer
T-Mobile USA, Inc.
12920 SE 38th St
Bellevue, Washington

To the Executive:
John Legere
Chief Executive Officer T-Mobile USA, Inc.
12920 SE 38th St
Bellevue, Washington

Either party wishing to change the address to which notices, requests, demands and other communications under this Agreement shall be sent shall give written notice of such change to the other party.

(c)
Dispute Resolution. Except for any claims arising out of, or relating to, the Restrictive Covenant and Confidentiality Agreement attached hereto, any controversy, claim or dispute arising out of or relating to the Executive's employment with the Company either during the existence of the employment relationship or afterwards, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington. Arbitration shall be conducted in accordance with the now prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph 9(c) shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys' fees and costs, in addition to any other relief that may be awarded. The exclusive venue for claims arising out of, or related to, the Restrictive Covenant and Confidentiality Agreement, shall be the state and Federal courts of King County, Washington.

(d)	Governing Law. This Agreement shall be exclusively governed by and interpreted under the laws of the State of Washington.

(e)
Waiver. The waiver or failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect. No course of dealing shall be implied or arise from any waiver or series of waivers of any right or remedy hereunder.

(f)
Severability. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. If any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be limited to the minimum extent necessary to render the same enforceable or valid. The unenforceability of any provision of this Agreement in a specific situation, or the unenforceability of any portion of any provision of this Agreement in a specific situation, shall not affect the enforceability of

(i)	that provision or portion of provision in another situation or

(ii)
the other provisions or portions of provisions of this Agreement if such other provisions or the remaining portions could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law.

(g)	Amendments. This Agreement shall not be amended orally, but only by a written instrument executed only by the Chairman of the Board, on the one hand, and the Executive, on the other.

(h)
Entire Agreement. This Agreement, along with any other agreements expressly incorporated by reference herein, embody the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between the Company and the Executive with respect to the subject matter hereof, including the prior related term sheet. To the extent the provisions of this Agreement are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the LTIP, the terms of this Agreement shall control.

(i)
Free and Voluntary Act. The Executive agrees that he is entering into this Agreement as a free and voluntary act and that he has been given adequate time to decide whether or not to sign the Agreement and signs it only after full reflection and analysis. The Executive further acknowledges that the Executive has been given an opportunity to obtain an attorney's independent counsel and advice, and that the Executive has read and understands the complete Agreement. Each party agrees that they have cooperated in the drafting and preparation of this Agreement; any construction of this Agreement shall not be construed against any party as drafter.

(j)
Indemnification. The Executive shall be covered by the Company's indemnification provisions and D&O insurance policies generally applicable to Company executives and directors. Subject to the terms and conditions of such provisions and policies, these provisions and policies shall continue to apply to the Executive after any termination of employment with respect to his service prior to termination of employment, on the same basis as for other former officers and directors.

(k)
Legal Fees. The Company shall promptly reimburse the Executive for his legal fees incurred in connection with this Agreement, and any agreement referenced herein, including, without limitation applicable grant agreements, the NDA agreement and the prior related term sheet, not to exceed $25,000, upon reasonable documentation.

(l)
Binding Effect: Successors. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors, assigns and legal representatives and the Executive, his heirs and legal representatives. The Company will cause any successor following a Change in Control Event to assume Company's obligations under this Agreement, and failure to do so shall constitute a material breach of this Agreement unless otherwise agreed to by the Executive and the successor company. The Executive may not assign, transfer, or otherwise dispose of this Agreement, or any of his other rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer or other disposition without such consent shall be null and void.

(m)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

(n)
Authority and Ratification. The Company represents that it has obtained all approvals, including Board and Compensation Committee approvals, required to enter into and perform its obligations under this Agreement, and that no other agreements would prevent or conflict with the Company entering into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
T-Mobile USA, INC

By: /s/ René Obermann
Chairman, Board of Directors

Executive

/s/ John Legere
John Legere